Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2010 Earnings

SAN JOSE, Calif., October 25, 2010—DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications at home, announced today its results for the third quarter ended September 30, 2010.

Third Quarter Results:

Revenues for the third quarter of 2010 were $65,154,000, a decrease of 1% from revenues of $65,532,000 for the third quarter of 2009. Net income for the third quarter of 2010 was $1,917,000, as compared to net income of $6,803,000 for the third quarter of 2009. Diluted earnings per share (EPS) for the third quarter of 2010 was $0.08 per share, as compared to a diluted EPS of $0.29 per share for the third quarter of 2009

Non-GAAP Results:

Non-GAAP net income and diluted EPS for the third quarter of 2010 were $6,501,000 and $0.27 per share, respectively, as compared to non-GAAP net income of $4,336,000 and diluted EPS of $0.18 per share for the third quarter of 2009. Non-GAAP net income and diluted EPS for the third quarter of 2010 excluded the impact of amortization of acquired intangible assets of $2,494,000 associated with the acquisition of NXP’s CIPT business; equity-based compensation expenses of $2,267,000; restructuring expenses of $394,000 associated with the reorganization of our operations; and a tax benefit of $571,000 resulting from the reversal of an income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations. Non-GAAP net income and diluted EPS for the third quarter of 2009 excluded the impact of amortization of acquired intangible assets of $3,072,000 associated with the acquisition of NXP’s CIPT business; equity-based compensation expenses of $2,637,000; gains from realization of previously impaired available-for-sale securities of $531,000; and a tax benefit of $7,645,000 resulting from the reversal of an income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations.

Ofer Elyakim, CEO of DSP Group, stated: “The third quarter was another strong quarter for DSP Group. We ended the quarter with non-GAAP operating profit of $5.7 million, or 9% of revenues, representing an increase of 50% from non-GAAP operating profit of $3.8 million, or 6% of revenues, in the third quarter of 2009, and our cash balance increased by $11 million to $132 million. In addition, we began shipments of our XpandR ICs for the anticipated Android cordless phone and other telephony products, such as Wi-Fi phones.”

Mr. Elyakim also added: “Following a capacity shortage during the first nine months of this year, many customers were prompted to procure materials earlier in order to secure capacity. Now with capacity stabilizing, we are seeing a depletion of this safety stock inventory which according to our checks, should be mostly exhausted during the fourth quarter. As a result of that inventory buildup, our customers’ projections for the fourth quarter have decreased. The Company now expects revenues for the year to be in the range of $222 million to $226 million, representing an annual growth rate in the range of 5% to 7% in comparison to 2009.”

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended September 30, 2010 to the same period in 2009 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward-Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about the fourth quarter 2010 financial guidance the capacity shortage condition and the depletion of the safety stock inventory. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; the supply chain capacity conditions for the remainder of 2010; the sustainability of the market recovery; unexpected delays in the introduction of new products, especially the new generation of multimedia products; fluctuations in gross margins associated with the sale of existing products; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2009 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

About DSP Group

DSP Group, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications at home. Delivering system solutions that combine semiconductors and software with reference designs, DSP Group enables consumer electronics (CE) manufacturers to cost-effectively develop new revenue-generating applications with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, and with a growing share of the wireless home telephony market, DSP Group provides a broad portfolio of wireless chipsets integrating DECT, Wi-Fi, PSTN and VoIP technologies with state-of-the-art application processors. Enabling converged voice, audio, video and data connectivity across diverse consumer products – from cordless and VoIP phones to home gateways and connected multimedia screens – DSP Group proactively partners with CE manufacturers to shape the future of converged communications at home. For more information, visit www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 AM ET today to discuss the financial results for the third quarter of 2010 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=101665&eventID=3413969.

If you cannot join the call, you may listen to the replay, which will be available for one week after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 28323028)

—International Dial-In # 1-617-801-6888 (passcode: 28323028)

For more information, please contact Orly Garini-Dil, +1-408-240-6839, or email: orly.garini@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenues and other	$65,154	$65,532	$182,110	$157,466
Cost of product revenues and other	39,806	40,807	109,919	100,251

Gross profit	25,348	24,725	72,191	57,215
Operating expenses:
Research and development	14,066	15,221	41,098	42,590
Sales and marketing	4,332	4,666	13,003	13,466
General and administrative	3,487	3,655	10,864	11,395
Amortization of intangible assets	2,494	3,072	7,479	9,177
Restructuring costs	394	—	394	—

Total operating expenses	24,773	26,614	72,838	76,628

Operating income (loss)	575	(1,889)	(647)	(19,413)
Other income:
Interest and other income , net	382	1,113	1,070	2,297

Income (loss) before income tax benefit	957	(776)	423	(17,116)

Income tax benefit	960	7,579	943	11,551

Net income (loss)	$1,917	$6,803	$1,366	$(5,565)

Net earnings (loss) per share:
Basic	$0.08	$0.30	0.06	(0.23)
Diluted	$0.08	$0.29	0.06	(0.23)

Weighted average number of shares of common stock used in the computation of:
Basic	23,352	22,901	23,202	23,906
Diluted	23,420	23,662	23,225	23,906

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (NON-GAAP)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenues and other	$65,154	$65,532	$182,110	$157,466
Cost of product revenues and other	39,638	40,596	111,882	99,637

Gross profit	25,516	24,936	70,228	57,829
Operating expenses:
Research and development	12,950	14,093	37,481	38,484
Sales and marketing	3,962	4,213	11,865	12,087
General and administrative	2,874	2,810	8,813	9,011

Total operating expenses	19,786	21,116	58,159	59,582

Operating income (loss)	5,730	3,820	12,069	(1,753)
Other income:
Interest and other income, net	382	582	1,070	1,766

Income before provision for income taxes	6,112	4,402	13,139	13
Provision for income taxes (income tax benefit)	(389)	66	(373)	(417)

Net income	$6,501	$4,336	$13,512	$430

Net earnings per share:
Basic	$0.28	$0.19	$0.58	$0.02
Diluted	$0.27	$0.18	$0.57	$0.02

Weighted average number of shares of common stock used in the computation of:
Basic	23,352	22,901	23,202	23,906
Diluted	23,650	23,662	23,728	24,215

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$1,917	$6,803	$1,366	$(5,565)

Equity-based compensation expense included in cost of product revenues	168	211	538	614
Equity-based compensation expense included in R&D	1,116	1,128	3,617	4,106
Equity-based compensation expense included in SG&A	983	1,298	3,189	3,763
Amortization of intangible assets related to NXP transaction	2,494	3,072	7,479	9,177
Restructuring costs	394	—	394	—
Realized gain related to certain available-for-sale marketable securities	—	(531)	—	(531)
Reversal of income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations included in tax	(571)	(7,645)	(571)	(7,645)
Reversal of a reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations included in costs of goods sold	—	—	(2,500)	—
Tax benefit resulting from settlement agreement with tax authorities	—	—	—	(3,489)
Non-GAAP net income	$6,501	$4,336	$13,512	$430

Non-GAAP diluted earnings per share	$0.27	$0.18	$0.57	$0.02

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents Restricted deposits	$30,106 121	$37,986 120
Marketable securities and short term deposits	31,064	19,567
Trade receivables, net	44,497	28,352
Inventories	17,315	12,427
Other accounts receivable and prepaid expenses	8,826	12,162
Deferred income taxes	—	178

Total current assets	131,929	110,792

Property and equipment, net	8,411	10,090

Long term marketable securities and deposits	70,623	65,392
Severance pay fund	10,432	9,521
Deferred income taxes	172	15
Intangible assets, net	12,940	20,473

Investment in other companies	2,200	2,200
Long term prepaid expenses and lease deposits	643	1,286

	97,010	98,887

Total assets	$237,350	$219,769

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$26,495	$18,309
Other current liabilities	22,205	24,470

Total current liabilities	48,700	42,779

Accrued severance pay	11,584	10,572
Accrued pensions	964	929

Total long term liabilities	12,548	11,501

Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	332,922	325,579
Accumulated other comprehensive income	1,949	2,174
Less – Cost of treasury stock	(118,528)	(123,350)
Accumulated deficit	(40,264)	(38,937)

Total stockholders’ equity	176,102	165,489

Total liabilities and stockholders’ equity	$237,350	$219,769